Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

FATE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	3,636,364	$5.67	$20,618,183.9	$0.0001476	$3,043.25

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$20,618,183.9		$3,043.25

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$3,043.25

(1)

The shares will be offered for resale by the selling stockholders pursuant to the prospectus contained in the Registration Statement. Represents shares of common stock and shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock of the Company.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered in the Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale price of the Company’s common stock on April 15, 2024 as reported on The Nasdaq Stock Market LLC, which date is within five business days prior to filing the Registration Statement.